Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-259707, 333-273536 and 333-273539

PROSPECTUS SUPPLEMENT No. 4
(to prospectuses dated July 31, 2023, August 8, 2023 and August 8, 2023)

GDEV Inc.

ORDINARY SHARES

WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectuses dated July 31, 2023, August 8, 2023 and August 8, 2023 (the “Prospectuses”) which form a part of our Registration Statements on Form F-1 (Registration Statement Nos. 333-259707, 333-273536 and 333-273539, respectively). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on October 27, 2023. Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in any of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On October 26, 2023, the last reported sale price of our ordinary shares as reported on Nasdaq was $2.40 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On October 26, 2023, the last reported sale price of our warrants as reported on Nasdaq was $0.16  per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each of the Prospectuses for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2023

Commission File Number: 001-40758

GDEV Inc.

(Translation of registrant’s name into English)

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                                           Form 40-F  ☐

EXPLANATORY NOTE

On October 27, 2023, GDEV Inc. (NASDAQ: GDEV) (the “Company”) issued a press release. A copy of this press release is attached to this Form 6-K as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 27, 2023

GDEV Inc.

By:	/s/ Alexander Karavaev
Name: Alexander Karavaev
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated October 27, 2023

Exhibit 99.1

GDEV Announces Global Release Of Its Casual Game Island Hoppers

October 27, 2023 – Limassol, Cyprus – GDEV Inc. (NASDAQ: GDEV), an international gaming and entertainment company (“GDEV” or the “Company”), announces the global release of its game Island Hoppers (formerly known as Island Questaway) following the successful completion of its soft launch.

During the soft launch period that started in November 2021, the game exhibited remarkable growth, accumulating over $30 million in bookings and more than 12 million downloads worldwide. It already placed 7th in the Farming games category by revenue and is now ranked 5th in terms of downloads1.

Island Hoppers is now entering a scaling phase, with increased marketing investments expected to fuel revenue and player base growth. As of September 2023, it is enjoyed by over 1 million players monthly.

Following the positive experience of running other GDEV games on the web platforms, we have also introduced a browser version of Island Hoppers together with the direct-to-consumer webshop. This will help render a seamless gaming experience while reducing payment commissions and enhancing user acquisition effectiveness.

Island Hoppers also actively supports the UN environmental agenda. In 2023, the game participated in the Green Game Jam, organized by a United Nations organization targeted on the promotion of ecological agenda.

Island Hoppers is available at AppStore and Google Play or by a direct link.

For more information about the Island Hoppers game please visit Nexters website.

About GDEV

GDEV is a gaming and entertainment company, focused on growing and enhancing its portfolio of studios. With a diverse range of subsidiaries including Nexters, Cubic Games and Dragon Machines among others, GDEV strives to create games that will inspire and engage millions of players for years to come. Its franchises, such as Hero Wars, Island Hoppers, Pixel Gun 3D, Throne Rush and others have accumulated hundreds of millions of installs worldwide. For more information, please visit gdev.inc

Contacts

Investor Relations

Roman Safiyulin | Chief Corporate Development Officer

investor@gdev.inc

Cautionary statement regarding forward-looking statements

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

1 September 2023, AppMagic data

The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s 2022 Annual Report on Form 20-F, filed by the Company on June 26, 2023, and other documents filed by the Company from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.